As filed with the Securities and Exchange Commission on September 9, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	1381	98-0108989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15375 Memorial

Drive Houston, Texas 77079

(281) 925-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James L. McCulloch

Senior Vice President and General Counsel

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079

(281) 925-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service for registrant)

Copy to:

J. David Kirkland, Jr.

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002-4995

(713) 229-1234

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Senior Debt Securities and Subordinated Debt Securities

Ordinary Shares, par value $0.01 per share

Preference Shares, par value $0.01 per share

Depositary Shares

Warrants

Securities Purchase Contracts and Units

Total	$1,000,000,000	$80,900(3)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,000,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $1,000,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies, less the dollar amount of any securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder or other securities.
(2)	There is being registered hereunder such indeterminate number or amount of senior and subordinated debt securities, ordinary shares, preference shares, depositary shares, warrants, securities purchase contracts and units as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.
(3)	The aggregate amount of registration fee for this Registration Statement is $80,900. Pursuant to Rule 457(p) of the Securities Act, the aggregate amount of the registration fee to be paid is offset by an aggregate of $61,567 representing amounts of registration fees associated with unsold securities which registration fees were previously paid in connection with the filing of the following Registration Statements on Form S-8 filed by Global Marine Inc., a wholly owned subsidiary of the Registrant: $5,470 in registration fees from Registration Statement No. 333-80383 filed on June 10, 1999 and $56,097 in registration fees from Registration Statement No. 333-40244 filed June 27, 2000. As a result, only $19,333 is owed pursuant to this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in the Cayman Islands or in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2003

Prospectus

$1,000,000,000

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

Preference Shares

Depositary Shares

Warrants

Securities Purchase Contracts and Units

We will provide the specific terms of the securities in supplements to this prospectus. We urge you to read this prospectus and any supplement carefully before you invest. GlobalSantaFe Corporation’s ordinary shares are traded on the New York Stock Exchange under the trading symbol “GSF.”

Investing in the securities involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             ,

We are not making, and no other person is authorized by us to make, any offer or sale of these securities in the Cayman Islands.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

GlobalSantaFe files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that GlobalSantaFe files at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from GlobalSantaFe’s web site at http://www.gsfdrill.com. However, the other information on GlobalSantaFe’s web site does not constitute a part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our ordinary shares are listed.

In this document, GlobalSantaFe “incorporates by reference” the information it files with the SEC, which means that GlobalSantaFe can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. GlobalSantaFe incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all of the offered securities are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K filed on February 6, 2003, May 2, 2003 and August 1, 2003; and

•	The description of the Ordinary Shares, under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Amendment No. 1 to Registration Statement on Form 8-A filed with the Commission on May 2, 2003, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.

You may request a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus (excluding exhibits), without charge, by written or oral request directed to us at the following address and telephone number:

GlobalSantaFe Corporation

15375 Memorial Drive

Houston, Texas 77079

Telephone: (281) 925-6000

Attention: Secretary

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in the Cayman Islands or in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT GLOBALSANTAFE

We are a leading worldwide oil and gas drilling contractor offering a full range of premium equipment and drilling management services. We own or operate a fleet of over 100 marine and land drilling rigs, with three additional marine rigs under construction. We are the second largest offshore drilling contractor in the world, providing oil and gas contract drilling services to the oil and gas industry worldwide on a daily-rate (“dayrate”) basis. We also provide oil and gas drilling management services on a dayrate basis or on a completed project, fixed-price (“turnkey”) basis, as well as drilling engineering and drilling project management services and we participate in oil and gas exploration and production activities.

On November 20, 2001, Santa Fe International Corporation and Global Marine Inc. consummated their business combination with the merger of an indirect wholly-owned subsidiary of Santa Fe International with and into Global Marine, with Global Marine surviving the merger as a wholly-owned subsidiary of Santa Fe International. In connection with the merger, Santa Fe International was renamed GlobalSantaFe Corporation.

GlobalSantaFe is a Cayman Islands company with principal executive offices located at 15375 Memorial Drive, Houston, Texas 77079 (Telephone: (281) 925-6000).

RISK FACTORS

We urge you to carefully consider the risks described below as well as the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

A material or extended decline in expenditures by the oil and gas industry, due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors, would reduce our revenue and income.

Our business depends on the level of activity in offshore and onshore oil and natural gas exploration, development and production in markets worldwide. Prices and demand for oil and natural gas, and market expectations of potential changes in demand and prices, significantly affect this level of activity. Worldwide military, political and economic events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Numerous factors may affect oil and natural gas prices and, accordingly, the level of demand for our services, including:

•	worldwide demand for oil and natural gas;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

•	the worldwide military or political environment, including uncertainty or instability resulting from the situation in Iraq or other armed hostilities in the Middle East or other geographic areas in which we operate, or further acts of terrorism in the United States or elsewhere;

•	political or other disruptions that limit exploration, development and production in oil-producing countries, such as the labor and political unrest experienced in Venezuela and the periodic political and civil unrest in Nigeria;

•	the level of production by non-OPEC countries;

•	domestic and foreign tax policy;

•	laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions; and

•	advances in exploration and development technology.

Depending on the market prices of oil and natural gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any reduction in the demand for drilling services may materially erode dayrates and utilization rates for our rigs and adversely affect our financial results.

The intense price competition and cyclicality of our industry, which is marked by periods of low demand, excess rig availability and low dayrates, could have an adverse affect on our revenues and profitability.

The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with numerous offshore drilling contractors, one of which is larger and has greater resources than us. Further, our drilling management services business is subject to the risks associated with having a limited number of customers for its services.

The industry in which we operate historically has been cyclical, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled. Several markets in which we operate are currently oversupplied. Lower utilization and dayrates in one or more of the regions in which we operate would adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. We may be required to idle rigs or to enter into lower-rate contracts in response to market conditions in the future.

War, other armed conflicts or terrorist attacks could result in a material adverse effect on our business.

The war in Iraq, increasing tension with regard to North Korea, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks and unrest have significantly increased political and economic instability in the geographic areas in which we operate and have caused instability in the world’s financial and insurance markets. We suspended our operations in Kuwait and evacuated our personnel due to the war in Iraq. The majority of our operations in Kuwait have been resumed. However, our operations in Kuwait, Saudi Arabia and elsewhere in the Middle East could be further adversely affected by post-war conditions in Iraq if armed hostilities, acts of terrorism or other unrest persists. Recent acts of terrorism and threats of armed conflicts elsewhere in the Middle East and in or around various other areas in which we operate such as Indonesia, could also limit or disrupt our markets and operations. Further hostilities or additional acts of terrorism in these regions could result in the evacuation of personnel, cancellation of drilling contracts or the loss of personnel or assets. In addition, the attacks of September 11th led to war in Afghanistan and may lead to armed hostilities or to further acts of terrorism in the United States or elsewhere, and such acts of terrorism could be directed against companies such as ours. Armed conflicts, terrorism and their effects on us or our markets could significantly affect our business in the future. United States government regulations effectively preclude us from actively engaging in business activities in certain countries, including oil-producing countries such as Iran, Iraq and Libya. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future. Immediately following the events of September 11th, our war risk and terrorist insurance underwriters cancelled those coverages in accordance with the terms of the policies and would only reinstate them for significantly higher premiums. We have reinstated and currently maintain war and terrorism coverage for physical damage to our entire fleet. Such war and terrorism coverage is generally cancelable by underwriters on forty-eight hours’ notice, and accordingly underwriters could cancel completely or cancel and then offer to reinstate on terms that may not be acceptable to us following any future acts of terrorism or armed conflicts in and around the various areas in which we operate. We may not have insurance to cover any or all of our liabilities to our personnel for death or injury caused by terrorist acts. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

We do not have contracts yet for the deployment of our deepwater semisubmersibles and premium jackup rig under construction and if we do not obtain contracts, the vessels will not generate revenues following completion of construction.

We currently have one premium jackup rig and two deepwater semisubmersible rigs under construction. None of the three vessels that we have under construction has secured a contract for deployment upon completion. Historically, the industry has experienced prolonged periods of overcapacity, during which many rigs were idle for long periods of time. Our ability to obtain contracts for our newbuild rigs and the terms of such contracts will be dependent on market conditions at the time these rigs are available for contract. We may not be able to obtain contracts for all of our new or existing rigs and future contract terms may not be similar to those for similar equipment in current market conditions. In addition, we are defendants in a lawsuit which seeks, among other things, to enjoin our use of the dual drilling capabilities of the newbuild semisubmersibles, alleging that the method used infringes on United States patents held by the plaintiff. If such an injunction were granted, it could have an adverse affect on our ability to obtain contracts, or on the terms of the contracts, for the rigs.

Turnkey drilling operations are contingent on our ability to win bids and on rig availability and the failure to obtain bids for any reason may have an adverse effect on our financial results.

Our results of operations from our drilling management services may be limited by our ability to obtain and successfully perform turnkey drilling contracts based on competitive bids, as well as other factors. Our ability to obtain turnkey drilling contracts will largely depend on the number of these contracts available for bid, which in turn will be influenced by market prices for oil and natural gas, among other factors. Accordingly, results of our drilling management service operations may vary widely from quarter to quarter and from year to year. Furthermore, our ability to enter into turnkey drilling contracts may be constrained from time to time by the availability of GlobalSantaFe-owned or third party drilling rigs.

Turnkey drilling operations expose us to additional risks, which could adversely affect our profitability, because we assume the risk for operational problems and the contracts are on a fixed-price basis.

We enter into a significant number of turnkey contracts each year. Our compensation under turnkey contracts will depend on whether we successfully drill to a specified depth or, under some of our contracts, complete the well. Unlike dayrate contracts, where ultimate control is exercised by the operator, we will be exposed to additional risks when serving as a turnkey drilling contractor because we will make all critical decisions. Under a turnkey contract, the amount of the our compensation will be fixed at the amount we bid to drill the well. Thus, we will not be paid if operational problems prevent performance unless we choose to drill a new well at our own expense. Further, we must absorb the loss if unforeseen problems arise that cause the cost of performance to exceed the turnkey price. By contrast, in a dayrate contract, the customer generally retains these risks. The cost of contingencies could exceed budgeted amounts. We are not insured against all of these risks associated with turnkey drilling operations.

Failure to obtain and retain key personnel could impede operations.

We require highly skilled personnel to operate and provide technical services and support for our business. Competition for the skilled and other labor required for deepwater and other drilling operations intensifies as the number of rigs activated or added to worldwide fleets or under construction increases. We currently have one premium jackup rig and two deepwater semisubmersible rigs under construction. We must hire full crews for these rigs before they commence operations in addition to our routine requirements for drilling crews. In periods with high utilization we have found it more difficult to find qualified individuals, and the possibility exists that competition for skilled and other labor for deepwater and other operations could limit our results of operations.

We rely heavily on a small number of customers and the loss of a significant customer could have an adverse impact on our financial results.

Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. ExxonMobil provided approximately 13% of our consolidated revenues in 2002. Our five next largest customers for 2002, ChevronTexaco, BP, Shell, Total and BHP, none of whom individually represented more than 10% of revenues, accounted in the aggregate for approximately 35% of our revenues. On a pro forma basis for the year ended December 31, 2001, assuming the business combination of Santa Fe International and Global Marine had occurred at the beginning of that year, each of ExxonMobil and BP would have accounted for approximately 12% of pro forma revenues and ChevronTexaco would have accounted for approximately 7% of pro forma revenues. Our results of operations could be materially adversely affected if any of our major customers terminate its contracts with us, fails to renew our existing contracts or refuses to award new contracts to us.

We may suffer losses if our customers terminate or seek to renegotiate their contracts.

Certain of our contracts with customers may be cancellable upon specified notice at the option of the customer. Other contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues may be adversely affected by customers’ early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.

Rig upgrade, refurbishment and construction projects, including our deepwater semisubmersibles and premium jackup rig that are under construction, will be subject to risks, including delays and cost overruns, which could have an adverse impact on our results of operations.

We currently have two deepwater semisubmersible rigs and one premium jackup rig under construction. In addition, we may make upgrade and refurbishment expenditures for our fleet, and we may also make substantial expenditures for the construction of additional new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of materials or skilled labor;

•	unforeseen engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	financial or operating difficulties of the shipyard upgrading, refurbishing or constructing the rig;

•	adverse weather conditions;

•	unanticipated cost increases; and

•	inability to obtain any of the requisite permits or approvals.

Significant cost overruns or delays would adversely affect our financial condition and results of operations. In addition, our premium jackup and ultra-deepwater semisubmersibles currently under construction will employ advancements in technology that may lead to certain difficulties, both operational and legal, as to our use of this technology. Our inability to use this technology, or to use it efficiently, could result in additional downtime or could render these rigs less competitive in the marketplace.

Our business involves numerous operating hazards and we are not fully insured against all of them; the occurrence of an uninsured or unidentified event could have an adverse effect on our results and financial condition.

Our operations are subject to the usual hazards incident to the drilling of oil and natural gas wells, including blowouts, explosions, oil spills and fires. Our activities are also subject to hazards peculiar to marine operations, such as collision, grounding, and damage or loss from severe weather.

All of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We insure against, or will have indemnification from customers for some, but not all, of these risks. We do not generally insure against loss of revenue for rigs that are damaged or destroyed. Our insurance contains various deductibles and limitations on coverage and deductibles. In light of the current volatility in the insurance markets and recent significant increases in rates, we may elect to change our insurance coverage, including by increasing deductibles, retentions and other limitations on coverage. Changes in coverage such as those would effectively increase the amount of risk against which we are not insured.

As a result of poor underwriting results suffered by the insurance industry over the past few years and the catastrophic events of September 11, 2001, we have been faced with the prospect of paying significantly higher insurance premiums and/or significantly increasing our deductibles in order to offset or mitigate premium increases. As compared with our insurance obtained in the summer of 2001, our current insurance has a similar annual premium, but is subject to significantly higher deductibles. Most notably, our deductible for insurance for rig physical damage increased from less than $500,000 to $10 million per occurrence, subject to a $20 million aggregate deductible. We may face increases in premiums or deductibles or both in the future.

The occurrence of a significant event, including terrorist acts, war, civil disturbances, pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We may not be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks, particularly in light of the instability and developments in the insurance markets following the recent terrorist attacks.

Our international operations involve additional risks not generally associated with domestic operations, which could have an adverse effect on our operations or financial results.

Risks associated with our international operations, any of which could limit or disrupt our markets or operations, include heightened risks of:

•	terrorist acts, war and civil disturbances;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	foreign taxation, including changes in law or interpretation of existing law;

•	assaults on property or personnel;

•	changing political conditions;

•	foreign and domestic monetary policies; and

•	travel limitations or operational problems caused by Severe Acute Respiratory Syndrome (SARS) or other public health threats.

Additionally, our ability to compete in the international drilling market may be adversely affected by non- U.S. governmental regulations favoring or requiring the awarding of drilling contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign governmental regulations, which may in the future become applicable to the oil and natural gas industry, could reduce demand for our services, or such regulations could directly affect our ability to compete for customers.

Eight of our land drilling rigs are located in Venezuela, which has been experiencing labor strikes and demonstrations, and in 2002 experienced an attempt to overthrow the government. The implications and results of the political, economic and social instability in Venezuela are uncertain at this time, but the instability has had and could continue to have an adverse effect on our business. Currently, none of our land rigs located in Venezuela are operating. When or if those rigs will return to work is uncertain.

SARS could have an adverse effect on our international operations and our financial results.

SARS is a highly communicable disease, outbreaks of which occurred earlier in 2003 in Southeast Asia and other parts of the world in which we operate. Travel restrictions and quarantines imposed primarily in Southeast Asia posed some interference with our operations during 2003. Scientists are predicting that SARS may reappear during the next flu season. The reappearance of SARS could adversely impact the global economy, the worldwide demand for oil and natural gas and the level of demand for our services. SARS or other public health threats could also bring about quarantines of our personnel, the inability to access our offices or rigs, or restrictions on travel to or through countries in which we operate. These restrictions could curtail our ability to operate our rigs. The SARS outbreak earlier in 2003 was most severe in Southeast Asia where we conduct operations and maintain offices (in Indonesia, Malaysia, Thailand and Vietnam). We also have two deepwater semisubmersible rigs and a premium jackup rig under construction in Singapore. Any quarantine of personnel or inability to access our offices or rigs could adversely affect us, including delaying the delivery of the three rigs under construction. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by SARS or other public health threats in the future, may materially impact operations and adversely affect our financial results.

We may suffer losses as a result of foreign exchange restrictions, foreign currency fluctuations and limitations on the ability to repatriate income or capital to the U.S.

A majority of our international drilling and services contracts are partially payable to us in local currency in amounts that are generally intended to approximate our estimated operating costs, with the balance of the payments under the contract payable in U.S. dollars (except in Kuwait, Malaysia and Saudi Arabia, where we will likely be paid entirely in local currency). In certain jurisdictions, including Egypt and Nigeria, regulations exist which determine the amounts which are payable in local currency. Those amounts can exceed the local currency costs being incurred, leading to accumulation of excess local currency which in certain instances can be subject to either temporary blocking or difficulties in converting to U.S. dollars. To the extent that our revenues denominated in local currency do not equal our local operating expenses or during periods of idle time when no revenue is earned, we are exposed to currency exchange transaction losses, which could materially and adversely affect our results of operations and financial condition. We have not historically entered into financial hedging arrangements to manage risks relating to fluctuations in currency exchange rates.

Laws and governmental regulations may add to costs or limit drilling activity.

Our business is affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The drilling industry is dependent on demand for services from the oil and natural gas exploration and production industry and, accordingly, we will be directly affected by the adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental and other policy reasons. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

Governments in some non-U.S. countries have become increasingly active in regulating and controlling the ownership of concessions, companies holding concessions, the exploration of oil and natural gas and other aspects of the oil and natural gas industries in these countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

We may be limited in our use of net operating losses.

Our ability to realize the benefit of our deferred tax asset requires that we achieve certain future earnings levels prior to the expiration of our net operating loss (“NOL”) carryforwards. We have established a valuation allowance against the future tax benefit of a portion of our NOL carryforwards and could be required to record an additional valuation allowance if market conditions change materially and future earnings are, or are projected to be, significantly different from our current estimates. Our NOL carryforwards are subject to review and potential disallowance upon audit by the tax authorities in the jurisdictions where the loss was incurred.

As of December 31, 2002, we had approximately $540.4 million of NOL carryforwards for U.S. federal income tax purposes. This amount includes an NOL carryforward of $408.4 million at November 19, 2001, related to Global Marine. Some or all of our NOL carryforwards may be disallowed. The NOL carryforwards are scheduled to expire from 2003 to 2023. Section 382 of the U.S. Internal Revenue Code could limit the future use of all or some of the U.S. NOL carryforwards if the direct and indirect ownership of stock of the relevant company changes by more than 50% in certain circumstances over a prescribed testing period. The Internal Revenue Service may take the position that the merger consummated pursuant to the business combination of Santa Fe International and Global Marine caused a greater-than-50-percent ownership change with respect to Global Marine. If the merger did not result in such an ownership change, changes in the ownership of our ordinary shares following the merger could result in such an ownership change. In the event of such an ownership change, the Section 382 rules would limit the utilization of the NOL carryforwards of Global Marine in each taxable year ending after the ownership change to an amount equal to a federal long-term tax-exempt rate published monthly by the Internal Revenue Service, multiplied by the fair market value of all of Global Marine’s stock at the time of the ownership change. For purposes of this calculation, the value of Global Marine’s stock could also be subject to adjustments, thereby further limiting our ability to utilize our NOL carryforwards in each taxable year thereafter.

Proposed United States tax law changes could reduce our net income.

In 2002 and 2003, various changes to the U.S. federal income tax code have been proposed that, if enacted, could adversely affect our United States federal income tax position. Many of the proposed changes target United States corporations that have expatriated to a foreign jurisdiction and would in certain cases treat such corporations as United States corporations for United States federal income tax purposes. Several of the proposals would have retroactive application and would treat GlobalSantaFe as a United States corporation. Some of the proposals would impose additional limitations on the deductibility for United States federal income tax purposes of certain intercompany transactions, including intercompany interest expense.

At this time, it is impossible to predict what changes, if any, may be enacted, and if enacted, what effect such changes may have on us. However, there is a risk that changes to U.S. tax laws could substantially increase our income tax costs. If this were to occur, such changes could have a material adverse effect on our financial position and future results of operations.

In addition, due to our structure and extensive foreign operations, our effective tax rate is based on the provisions of numerous tax treaties, conventions and agreements between various countries and taxing jurisdictions, as well as the tax laws of many jurisdictions. Changes in one or more of these tax regimes or changes in the interpretation of existing laws in these regimes could also have a material adverse effect on us.

We may be required to accrue additional tax liability on certain earnings.

We have not provided for U.S. deferred taxes on the unremitted earnings of our U.S. subsidiaries and their controlled foreign corporations (“U.S. Subsidiaries”) that are permanently reinvested. Should we make a distribution from the unremitted earnings of our U.S. Subsidiaries, we would be required to record additional U.S. deferred taxes that could have a material adverse effect on our financial position, results of operations and cash flows.

In certain circumstances, management expects that, due to the changing demands of the offshore drilling markets, our mobile assets are more likely than not to be redeployed to other locations before those assets operate in certain jurisdictions long enough to give rise to future tax consequences. As a result, no deferred tax liability has been recognized on the earnings from these assets. In addition, we have not provided for U.S. deferred taxes on foreign earnings that could be taxed in the United States upon the occurrence of certain events in a future period. We based this decision upon our expectation that we will implement a business restructuring that will change the U.S. tax classification of certain of our subsidiaries before the occurrence of any events that could give rise to a tax liability. Should our expectations change regarding the length of time a mobile asset will be operating in a given location, or should we choose not to implement the planned business restructuring, we would be required to record additional deferred taxes that could have a material adverse effect on our financial position, results of operations and cash flows.

Governmental regulations and environmental matters could significantly affect our operations.

Our operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. As a result, the application of these laws could have a material adverse effect on our results of operations by increasing our cost of doing business, discouraging our customers from drilling for hydrocarbons or subjecting us to liability. For example, we, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the Outer Continental Shelf, are liable for damages and for the cost of removing oil spills for which we may be held responsible, subject to certain limitations. Our operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment have generally become more stringent, and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

The amount of debt that we can manage in some periods may not be as large as in other periods because our earnings and cash flows vary significantly from year to year following trends in our industry. Our future cash flow may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our business. Our ability to generate cash flow from operations to pay our debt will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry, the economy at large and competitive initiatives of our competitors. Our future cash flow may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our financial position.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. A refinancing may not be possible, we may be unable to sell assets for acceptable prices, and additional financing may not be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy all of our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially adversely affect our financial position, results of operations and cash flows.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements. Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this prospectus and other communications. Forward looking statements are often but not always identifiable by use of words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” and “will.”

Our forward-looking statements include statements about the following subjects:

•	our intention to exist our platform rig operations;

•	our expectations regarding the time period in which rigs will remain idle;

•	our expectation that fourth-quarter 2002’s higher than normal general and administrative (G&A) expenses will not continue in 2003;

•	our statements regarding expected effective tax rates;

•	our statements that certain rigs will be cold-stacked;

•	the dates our rigs that are under construction are expected to be delivered;

•	our expectations regarding future conditions in the various geographic markets in which we operate and the prospects for future work and dayrates for our rigs in those markets;

•	the effect of the war in Iraq or other hostilities on terrorism in the Middle East or elsewhere on our operations;

•	the possible impact on our future financial position and results of operations as a result of various pieces of proposed legislation;

•	the adequacy of our valuation allowance in connection with net operating loss carryforwards;

•	the expected outcomes of legal and administrative proceedings, their materiality, and their expected effects on our financial position and results of operations;

•	the costs, adequacy and availability of insurance;

•	our contract drilling revenue backlogs and the amounts expected to be realized in the future;

•	projected cash outlays, the timing of such outlays and expected sources of funding in connection with the rigs that are under construction;

•	that we do not anticipate using stock to satisfy future purchase obligations in connection with our zero coupon convertible debentures;

•	limitations on the ability of our subsidiaries to distribute cash to us;

•	our ability to service indebtedness;

•	our estimated future capital expenditures;

•	our ability to meet all of our current obligations, including working capital requirements, capital expenditures and debt service, from our existing cash and cash equivalents, and future cash flow from operations;

•	our possible or assumed results of operations;

•	the dates drilling rigs will become available following completion of current contracts;

•	our belief that our exposure to interest rate fluctuations is not material to our financial position, results of operations or cash flows;

•	our funding and financing plans;

•	the anticipated effect of the required adoption of SFAS No. 143 in 2003 and the required adoption of SFAS No. 146 and SFAS No. 149;

•	our expectations regarding commencement of certain contracts;

•	our expectations regarding the length of time mobile assets will be operating in given locations and our resulting conclusions regarding the future tax consequences of operating in those locations;

•	our expectation that our effective tax rate will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions;

•	our expectation that we will fund various commitments, primarily related to our debt and capital lease obligations, leases for office space and other property and equipment as well as commitments for construction of drilling rigs, with existing cash and cash equivalents, and cash generated from operations;

•	our belief that a Venezuelan tax lien and customs claim will not impact the operations of the rigs within Venezuela;

•	our expectations regarding the impact our suspension of drilling operations in Kuwait will have on our results of operations;

•	our expectation that we will implement a business restructuring that will better integrate our operations and change the U.S. tax classification of certain subsidiaries before the occurrence of any events that could give rise to a tax liability;

•	the amount of our net actuarial loss on our pension plans expected to be recognized in pension plan cost in 2003;

•	the results of our sensitivity analyses to assess the impact of oil price changes under certain dayrate contracts;

•	our expectation that, if required, any additional payments made under certain fully defeased financing leases would not be material to our financial position or results of operations in any given year;

•	our belief that credit risk in our commercial paper, money-market funds and Eurodollar time deposits with a variety of financial institutions with strong credit ratings is minimal;

•	our expectations regarding softness in our North Sea, West Africa, Gulf of Mexico and deepwater operations;

•	our expectations regarding the stabilization of energy prices and the effect such stabilization will have on exploration and development drilling activity; and

•	any other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this prospectus and are based on currently available industry, financial, and economic data and our operating plans. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from our expectations. Factors that could cause or contribute to such differences include, but are not limited to:

•

changes in rig utilization and dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity;

•	the extent to which customers and potential customers continue to pursue ultra-deepwater drilling;

•	exploration success or lack of exploration success by our customers and potential customers;

•	the effect of prolonged periods of low utilization and dayrates;

•	the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

•	the impact of the war with Iraq or other military operations, terrorist acts or embargoes in Saudi Arabia, the Middle East or elsewhere;

•	the effect of increasing military tension with regard to North Korea;

•	our ability to enter into and the terms of future drilling contracts;

•	our ability to win bids for turnkey drilling operations;

•	the risks of failing to complete a well or wells under turnkey contracts;

•	other risks inherent in turnkey contracts;

•	the availability of qualified personnel;

•	our failure to retain the business of one or more significant customers;

•	the termination or renegotiation of contracts by customers;

•	the operating hazards inherent in drilling for oil and natural gas;

•	the availability of adequate insurance at a reasonable cost;

•	the occurrence of an uninsured loss;

•	the risks of international operations and compliance with foreign laws;

•	political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations;

•	the effect of SARS could have on our international operations and financial results;

•	proposed United States tax law changes;

•	compliance with or breach of environmental laws;

•	the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

•	the adequacy of sources of liquidity;

•	the effect of the fact that several markets in which we operate are oversupplied;

•	currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

•	higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase G&A expenses;

•

the occurrence or nonoccurrence of anticipated changes in our revenue mix between our domestic and international drilling markets due to changes in our customers’ oil and gas drilling plans, which can be the result of such things as changes in regional or worldwide economic conditions and fluctuations in the prices of oil and natural gas, which in turn could change or stabilize effective tax rates;

•	the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting crewing and equipment problems;

•	changes to timing of scheduled rig upgrade and repair projects;

•	delays or cost overruns in our construction projects caused by such things as shortages of materials or skilled labor, unforeseen engineering problems, unanticipated actual or purported change orders, work stoppages, shipyard financial or operating difficulties, adverse weather conditions or natural disasters, unanticipated cost increases, and the inability to obtain requisite permits or approvals;

•	the actions of our competitors in the oil and gas drilling industry, which could significantly influence rig dayrates and utilization;

•	changes in the geographic areas in which our customers plan to operate, which in turn could change our expected effective tax rate;

•	the vagaries of the legislative process due to the unpredictable nature of politics and national and world events, among other things;

•	changes in oil and natural gas drilling technology or in our competitors’ drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

•	rig availability;

•	political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations;

•	the effects and uncertainties of legal and administrative proceedings and other contingencies;

•	the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

•	changes in our executive succession planning due to unforeseen factors such as individual family, health or other personal issues;

•	changes in employee demographics that impact the estimated remaining service lives of the active participants in our pension plans;

•	political or social disruptions that limit oil and/or gas production, such as those in Venezuela;

•	the uncertainties inherent in dealing with financial and other third-party institutions that could have internal weaknesses unknown to us;

•	changes in accepted interpretations of accounting guidelines and other accounting pronouncements; and

•	such other factors as may be discussed under the caption “Risk Factors” beginning on page 4 of this prospectus and in our other reports filed with the U.S. Securities and Exchange Commission.

We urge you not to place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

In the business combination of Global Marine and Santa Fe International, Global Marine was considered the acquiring entity for accounting purposes. As a result, our results of operations for 2001 reflect Global Marine’s operations for the full year and Santa Fe International’s operations from November 20, 2001 (42 days). Information for 1998 through 2000 represents the operations of Global Marine only. Information for 2002 and 2003 represents the operations of the combined company. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	2.68x	5.06x	4.59x	4.36x	2.28x	2.12x	3.26x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor; and

•	“earnings” represent earnings before income taxes and cumulative effect of accounting changes plus fixed charges and amortization of capitalized interest less capitalized interest.

We had no preference shares or preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture is dated as of February 1, 2003 and is between us and Wilmington Trust Company, as trustee. The subordinated debt indenture will be between us and a trustee that we will name in the applicable prospectus supplement. We sometimes call the senior indenture and the subordinated indenture the “indentures.” The indentures will be substantially identical, except for the restrictive covenants described below contained in the senior indenture and the provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of the subordinated indenture with the SEC as exhibits to the registration statement, and we urge you to read the indentures for provisions that may be important to you.

In this summary description of the debt securities, all references to we, us or our mean GlobalSantaFe Corporation only, unless we state otherwise or the context clearly indicates otherwise.

Provisions Applicable to Each Indenture

General

The indentures do not limit the amount of debt that we may issue under the indentures, and, unless we inform you otherwise in a prospectus supplement, they will not limit the amount of other unsecured debt or securities that we or our subsidiaries may issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize before issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. We have issued $250 million aggregate principal amount of 5% notes due 2013 under the senior indenture in February 2003.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of each subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the debt securities. As of June 30, 2003, our subsidiaries had an aggregate of $982.4 million of long-term indebtedness and current and long-term capital lease obligations, excluding liabilities to affiliates.

Other than the restrictions, solely for the benefit of holders of our senior debt securities, on liens and sale/leaseback transactions described below under “—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants,” neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities;

•	the denominations in which we will issue the debt securities if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of us or any other entity;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale, lease, conveyance, transfer or disposition by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or sell, lease, convey, transfer or dispose of all or substantially all of our assets to any entity only if:

•	if we are not the continuing entity, the resulting entity, or the entity to which the sale, lease, conveyance, transfer is made, assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition, the resulting entity or transferee will be substituted for GlobalSantaFe Corporation under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition, GlobalSantaFe Corporation will be released from the applicable indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay any interest when due on that series of debt securities for 30 days;

•	our failure to pay principal of or any premium on that series of debt securities when due;

•	our failure to make any sinking fund payment when required for that series of debt securities for 30 days;

•	our failure to comply with any of our other covenants or agreements in that series of debt securities or the indenture for that series (other than an agreement or covenant that we have included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

•	certain events involving bankruptcy, insolvency or reorganization of GlobalSantaFe Corporation; or

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class) may declare the principal of and accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all senior debt securities or subordinated debt securities affected, voting as one class) may in some cases rescind an accelerated payment requirement.

A holder of a debt security of any series may pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the written request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all senior debt securities or subordinated debt securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the applicable indenture or to make any change in this provision for modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

We may amend or supplement either indenture or waive any provision of it without the consent of any holders of debt securities in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or guarantees of any series of debt securities or any additional obligor on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series (or of all senior debt securities or subordinated debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants, the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

Wilmington Trust Company is the trustee under the senior indenture and serves as trustee under an indenture of one of our subsidiaries. Wilmington Trust Company serves as trustee with respect to $1.45 billion aggregate principal amount at maturity of debt obligations of us and our subsidiaries as of June 30, 2003. Wilmington Trust Company or its affiliates may from time to time provide banking or other services to us in the ordinary course of their businesses. If an event of default under either indenture occurs and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

•	if the debt security has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee or any payment agent we designate. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the applicable trustee will be designated as our paying agent for payments on debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Wilmington, Delaware; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities

We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Provisions Applicable Solely to Senior Debt Securities

Ranking

The senior debt securities will be our senior debt and will rank equally with all of our unsecured and unsubordinated debt from time to time outstanding.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of our senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for that series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants only, all references to we, us or our mean GlobalSantaFe Corporation and its Subsidiaries, unless the context clearly indicates otherwise.

Limitation on Liens

We have agreed that we will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property or shares of stock or indebtedness of any of our Subsidiaries that owns or leases a Principal Property only if we secure the senior debt securities equally and ratably with or before the Indebtedness secured by that lien. If we so secure the senior debt securities, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or before the Indebtedness secured by the lien and, accordingly, equally and ratably with the senior debt securities. This covenant has exceptions that permit us to issue, assume or guarantee Indebtedness secured by any of the following types of liens without securing the senior debt securities:

•	liens existing on the date on which the senior debt securities of such series are first issued;

•	liens on the property, assets, stock, equity or indebtedness of any entity existing at the time we acquire that entity or its property or at the time the entity becomes a Subsidiary;

•	intercompany liens in favor of us;

•	liens in favor of governmental bodies to secure progress or advance payments;

•	liens securing industrial revenue, pollution control or other revenue bonds;

•	liens on assets either:

•	existing at the time we acquire the assets,

•	securing all or part of the cost of acquiring, constructing, improving, developing or expanding the assets, or

•	securing Indebtedness to finance the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 24 months after the later of the acquisition, completion of the assets or their commencing commercial operation;

•	statutory, repairmen’s or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

•	liens on current assets securing Indebtedness;

•	liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; and

•	any extensions, substitutions, replacements or renewals of the above-described liens.

In addition, without securing the senior debt securities as described above, we may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness deemed outstanding for Sale/Leaseback Transactions, does not exceed 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale/Leaseback Transactions in connection with which we have voluntarily retired senior debt securities issued under the senior indenture, Indebtedness of equal rank or Funded Indebtedness as described in clause (c) below under “Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if:

(a)	we could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the senior debt securities;

(b)	within the period beginning nine months before the closing of the Sale/Leaseback Transaction and ending nine months after the closing, we have expended for property used or to be used in the ordinary course of our business an amount equal to all or a portion of the net proceeds of the transaction and elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (c) below or as otherwise permitted); or

(c)	during the nine-month period after the effective date of the Sale/Leaseback Transaction, GlobalSantaFe Corporation shall have applied to either:

•	the voluntary defeasance or retirement of any senior debt securities issued under the senior indenture or of Indebtedness of equal rank or any Funded Indebtedness, or

•	the acquisition of one or more Principal Properties

an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (b) above, less an amount equal to the sum of the principal amount of debt securities issued under the senior indenture, Indebtedness of equal rank and Funded Indebtedness voluntarily defeased or retired, plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us during such period.

Glossary

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount (including the amount of the penalty) would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, tradenames, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly consolidated balance sheet.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is originally incurred.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all capitalized lease obligations;

•	all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); and

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Joint Venture” means:

•	with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by GlobalSantaFe Corporation and/or one or more Subsidiaries; or

•	with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by GlobalSantaFe Corporation and/or one or more Subsidiaries.

A Joint Venture is not treated as a Subsidiary.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of GlobalSantaFe Corporation and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any person under which we lease any Principal Property that we have or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term, including renewals, of not more than five years;

•	intercompany leases between us and one of our Subsidiaries or between two or more of our Subsidiaries;

•	leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means a corporation in which, either directly or indirectly, we and/or one or more of our Subsidiaries own, in the aggregate, more than 50% of the outstanding voting stock of that corporation. For purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture is not treated as a Subsidiary.

Provisions Applicable Solely to Subordinated Debt Securities

Ranking

The subordinated debt securities of a series will rank junior to all of our Senior Debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or subordinated to our other subordinated debt that may be outstanding from time to time.

Subordination

Unless we inform you otherwise in a prospectus supplement, the subordinated debt securities will be subordinated to our Senior Debt as described below. The subordinated indenture may be modified by a supplemental indenture to reflect different subordination provisions for a particular series of subordinated debt securities. In that event, the particular terms will be set forth in the prospectus supplement for that series and will supersede any general provisions of the subordinated indenture to the contrary summarized below.

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. We will not make any payment of principal, interest or any premium on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

If we distribute our assets or dissolve, wind up, totally or partially liquidate or reorganize in bankruptcy, insolvency or similar proceedings or upon assignment for the benefit of creditors:

•	the holders of all of our Senior Debt will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment; and

•	any payment or distribution of assets that the holders of subordinated debt securities or the trustee under the subordinated indenture would otherwise be entitled to receive will be paid directly to the holders of our Senior Debt of their representatives, to the extent necessary to pay in full all of our Senior Debt.

As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or became insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than holders of our Senior Debt and other creditors.

If the trustee under the subordinated indenture or the holders of subordinated debt securities receive any payment or distribution of assets that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our Senior Debt and will be obligated to pay or deliver those amounts to the holders of our Senior Debt or their representatives.

Unless we inform you otherwise in a prospectus supplement, “Senior Debt” means all of our Indebtedness, as defined above under “—Provisions Applicable Solely to Senior Debt Securities—Glossary,” and any renewal or extension of Senior Debt or Indebtedness issued in exchange therefore whether existing at the date of the subordinated indenture or subsequently incurred, unless the Indebtedness states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture. Senior Debt will not include Indebtedness to any of our subsidiaries, officers, directors or employees, indebtedness to trade creditors or any liability for taxes. The subordinated indenture will not limit the amount of Senior Debt that we may incur.

Book-Entry System

We may issue series of any debt securities as global notes and deposit them with a depositary with respect to that series. Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities in the form of one or more global notes, which will be subject to the provisions described in this prospectus under “—Book-Entry System” and “—Clearance and Settlement Procedures.” The global notes will be in fully registered form initially registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). The global notes of each series will be deposited with or on behalf of DTC or with the trustee as custodian for DTC and may not be transferred except as a whole to a nominee of DTC or to a successor of such nominee or a nominee of such successor. Except under the limited circumstances described below, global notes will not be exchangeable for certificated securities.

Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note directly if they are a participant in DTC or indirectly through organizations that are participants in DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

We expect that under the procedures established by DTC:

•	upon deposit of a global note with DTC or its custodian, DTC will immediately credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of that global note; and

•

ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indentures and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities and will not be considered the owners or holders thereof under the indentures or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indentures or the global note.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

Neither we, the trustee nor the underwriters for any offering of debt securities will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

All payments on the global notes will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of us or the trustee. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Certificated, or definitive, notes will be issued to all beneficial owners in exchange for their beneficial interests in a global note for a particular series of debt securities only if:

•	DTC is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default has occurred with respect to such series and is continuing and the registrar has received a request from the depositary to issue definitive notes in lieu of all or a portion of the global note (in which case we will deliver definitive notes within 30 days of the request); or

•	we determine not to have the series represented by a global note.

If one of these events occurs, the registrar for the series will register the definitive securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global note. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement).

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered debt securities outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which will be specified in the applicable prospectus supplement. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear set forth above and below under “—Clearance and Settlement Procedures,” solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Clearance and Settlement Procedures

Unless we inform you otherwise in the prospectus supplement, initial settlement for a particular series of debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

If the applicable prospectus supplement specifies that interests in the global notes may be held through Clearstream or Euroclear, secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of

Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DESCRIPTION OF ORDINARY SHARES

The following discussion is a summary description of our ordinary shares. This summary is not complete. We have filed our amended and restated memorandum of association (the “memorandum of association”) and our amended and restated articles of association (the “articles of association”) with the SEC, which are incorporated by reference as exhibits to this registration statement. We urge you to read those documents carefully.

Authorized Share Capital

Our authorized share capital consists of $6,000,000, divided into 600,000,000 ordinary shares, par value $0.01 per share. To the extent permitted by law and our articles of association, we have the power to issue any part of our authorized capital with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions. See “—Variation of Rights of Shares and Issuance of Other Classes or Series of Shares” for information regarding limitations set forth in the articles of association on the issuance of other classes or series of shares.

Voting

The holders of our ordinary shares have full voting power for the election of directors and for all other matters. The holders of ordinary shares are entitled to one vote per share. Cumulative voting for the election of directors is prohibited by our articles of association. The articles of association provide that all resolutions put to a vote at any general meeting be decided on a poll (based on the number of shares held rather than a show of hands of those present in person or attending by proxy) taken in such manner as the chairman directs.

There are no limitations imposed by Cayman Islands law or our articles of association on the right of nonresident shareholders to hold or vote their ordinary shares.

Except as otherwise provided by Cayman Islands law or the articles of association of the company, matters brought before shareholders require the approval of the shareholders by ordinary resolution. An ordinary resolution is a resolution passed by a simple majority of the votes cast by shareholders being entitled to vote and present in person or by proxy at a general meeting. Under Cayman Islands law, some matters, such as altering the memorandum of association or articles of association, changing the name of a company or, subject to the articles of association of a company, the voluntarily winding up of a company, require the approval of the shareholders by a special resolution. Also, under our articles of association, some matters, like resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of the shareholders by a special resolution. For purposes of our articles of association, a resolution is a special resolution when it has been passed by holders of not less than two-thirds of the ordinary shares, being entitled to do so, voting in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Variation of Rights of Shares and Issuance of Other Classes or Series of Shares

If at any time our share capital is divided into different classes or series, the rights attached to any separate class or series of shares, unless otherwise provided by the terms of issue of the shares of that class or series, may, whether or not we are being wound-up, be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a general meeting with the holders of the shares of that class or series voting separately as a class. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank pari passu with those shares. Class or series meetings and class or series voting may only be called at the direction of the board of directors or upon the written request of shareholders holding an aggregate of at least 25% of the outstanding shares of such class or series of our shares (unless otherwise expressly provided by the terms of issue of the shares of such class or series).

Subject to the limitations described in the foregoing paragraph and any limitations prescribed by law, our board of directors is authorized to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation, any other redemption, repurchase, retirement, sinking fund, conversion or exchange rights, any restrictions, limitations and conditions upon the issuance of indebtedness and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Quorum for General Meetings

The presence at a shareholder meeting of one or more shareholders present in person or by proxy holding at least a majority of the issued and outstanding ordinary shares entitled to vote at such meeting will constitute a quorum and permits the conduct of shareholder business. If a meeting is adjourned for lack of a quorum, it will stand adjourned until the directors determine the day, time and place of the reconvened meeting. Shareholders holding at least 35% of our outstanding voting shares may call extraordinary general meetings of shareholders. For so long as Kuwait Petroleum Corporation or its affiliates own at least 4% of the outstanding voting shares or 4% of the outstanding voting power, the quorum for any meeting at which a special resolution relating to the rights of Kuwait Petroleum Corporation or its affiliates set forth in the articles of association is to be considered and voted upon must include SFIC Holdings (Cayman), Inc., a Cayman Islands company and a wholly owned subsidiary of Kuwait Petroleum Company (“SFIC Holdings”).

Dividend Rights

Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our profits, retained earnings or share premium account, which is equivalent to additional paid in capital. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets. Dividends will be made or paid (as the case may be) on an equal per share basis (in all material respects) to all holders of ordinary shares as of the record date fixed for such dividend.

Rights Upon Liquidation or Winding Up

Upon our liquidation or winding up, whether voluntarily or involuntarily, after the full amounts to which holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation, distribution or winding up are entitled to receive have been paid or set aside for payment, the holders of our then outstanding ordinary shares are entitled to receive, pro rata, any of our remaining assets available for distribution to the holders of our ordinary shares or the consideration received by the liquidator upon a realization of such assets. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to us. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Preemptive Rights

Holders of our ordinary shares will have no preemptive or preferential right to purchase any of our securities that may be issued in the future, whether or not the issuance of such securities would adversely affect the dividend, voting or any other rights of such holders.

Redemption and Conversion

Our ordinary shares are not convertible into shares of any other class or series or subject to redemption by us or the holder of the shares.

Repurchase

Under our articles of association, we may purchase any issued ordinary shares by entering into an agreement with any one or more of our shareholders, tender offer to all of our shareholders, or purchase on any exchange or market on which the ordinary shares are traded. In each case, unless approved by ordinary resolution, the purchase price may not be greater than the existing market price determined by the board of directors by reference to the closing prices on the principal exchange or market for the ordinary shares for a period of not less than one and not more than ten consecutive trading days ending not more than three trading days before such determination.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•

by a procedure under the Companies Law of the Cayman Islands known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders (that is, on a per capita basis, rather than a majority in interest) present, in person or by proxy, at the meeting held to consider the arrangement, excluding the acquiring party, if such party is a shareholder and (2) holding at least 75% in value of all the outstanding ordinary shares held by shareholders present, in person or by proxy, at such meeting, other than those held by the acquiring party, if any, and the sanction of the Grand Court of the

Cayman Islands. If a scheme of arrangement becomes effective, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement; or

•	by acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, a nontendering shareholder will be compelled to sell its shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the Grand Court of the Cayman Islands to order otherwise.

Limitation on Changes in Control

Our articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

Our articles of association provide that our board of directors is divided into three classes of equal size serving staggered three-year terms. Directors can be removed from office only for cause by the affirmative vote of the holders of a majority of the outstanding shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the majority vote of the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

Our articles of association provide that the board of directors will consist of at least six and not more than fifteen persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

Our articles of association provide that, until November 20, 2004 (the third anniversary of the completion of our business combination with Global Marine Inc.), a vote of two-thirds of our whole board is required (i) to remove the chairman of the board, the chief executive officer or the president or (ii) to modify, amend or terminate the employment agreement of Robert E. Rose.

Our articles of association establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. Our articles of association provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting. The notice must contain specified information concerning the shareholder submitting the proposal.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of our ordinary shares must be taken at a duly called annual or extraordinary general meeting of shareholders and may not be taken by written consent of all holders of ordinary shares. Extraordinary general meetings may be called by a majority of the entire board of directors or upon the written request of shareholders holding at least 35% of the issued ordinary shares entitled to vote.

The board of directors is authorized, subject to the provisions of our articles of association regarding variations of rights of shares and to any limitations prescribed by law, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this document. See “—Authorized Share Capital” and “—Variation of Rights of Shares and Issuance of Other Classes or Series of Shares” for information regarding limitations on the issuance of preference shares.

In addition to any approval by our shareholders and directors under Cayman Islands law, the approval by ordinary resolution at an extraordinary general meeting called for such purpose is required in order for the board of directors to approve any of the following matters:

•	to merge, consolidate or amalgamate with another company;

•	to reorganize or reconstruct GlobalSantaFe Corporation pursuant to a plan sanctioned by the Cayman Islands courts; or

•	to sell, lease or exchange all or substantially all of our assets.

Rights of Kuwait Petroleum Corporation and Its Affiliates

Our articles of association provide that, for so long as Kuwait Petroleum Corporation and its affiliates own at least 12.5% of the outstanding shares or at least 12.5% of the outstanding voting shares, SFIC Holdings will have the right to designate for election three of our directors. If SFIC Holdings’ interest is reduced to less than 12.5% but equal to or greater than 7.5%, the number of directors that SFIC Holdings will have the right to designate for election will be reduced from three to two. If SFIC Holdings’ interest is reduced to less than 7.5% but equal to or greater than 4%, the number of directors that SFIC Holdings may designate for election will be reduced from two to one. If SFIC Holdings’ interest is reduced to less than 4%, it will not have the right to designate any directors for election to our board. For purposes of determining SFIC Holdings’ ownership interest in us, until SFIC Holdings sells any of our ordinary shares, only ordinary shares outstanding as of November 20, 2001 (the date of our business combination with Global Marine Inc.) are included in the calculation of the ownership percentage, so that reductions in SFIC Holdings’ percentage ownership in us as a result of our issuance of shares for any reason after November 20, 2001 will not reduce SFIC Holdings’ board representation. Our articles of association provide that, for as long as SFIC Holdings has the right to designate more than one director, to the extent possible, each such director shall be elected or designated to different classes.

Our articles of association provide that, as long as SFIC Holdings has the right to designate a director to our board as described above, SFIC Holdings will have the right to designate one designee to each committee, including the audit, nominating and governance, compensation and executive committee of our board of directors.

Our articles of association provide that until the later of the date on which Kuwait Petroleum Corporation and its affiliates shall cease to own, in the aggregate, at least 10% of our outstanding ordinary shares or 10% of our outstanding voting shares, the prior consent of SFIC Holdings will generally be required to change the jurisdiction of any of our existing subsidiaries or incorporate a new subsidiary in any jurisdiction in a manner materially adversely affecting the rights or interests of Kuwait Petroleum Corporation and its affiliates or reincorporate GlobalSantaFe Corporation in another jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Investor Services, LLC.

Stock Exchange Listing

Our ordinary shares are listed on the New York Stock Exchange under the symbol “GSF.”

DESCRIPTION OF PREFERENCE SHARES

If we offer any class or series of shares other than the ordinary shares, the GlobalSantaFe board of directors will establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law. The par value for preference shares will be $0.01 per share. See “Description of Ordinary Shares—Authorized Share Capital” and “—Variation of Rights of Shares and Issuance of Other Classes or Series of Shares.”

We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and we urge you to read it for provisions that may be important to you.

The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

•	the title of the preference shares;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	procedures for any auctioning or remarketing of the preference shares;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares;

•	any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares;

•	any voting rights; or

•	any other preferences and relative, participating, optional or other special rights and limitations.

DESCRIPTION OF DEPOSITARY SHARES

General

If we issue preference shares, we may elect to have those shares represented by depositary shares. The shares of any series of the preference shares underlying the depositary shares will be deposited under a separate deposit agreement between GlobalSantaFe and a bank or trust company we will name in the prospectus supplement.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preference shares represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preference shares, which we will describe in the prospectus supplement.

We have summarized below selected provisions of the deposit agreement, the related depositary shares and depositary receipts evidencing those shares. This summary is not complete. We will file the form of deposit agreement and the form of depositary receipts with the SEC before GlobalSantaFe issues any depositary shares, and we urge you to read those documents for provisions that may be important to you.

A holder of depositary shares will be entitled to receive the whole number of preference shares underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preference shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders. If the depositary determines that it is not feasible to make such a distribution, it may, with GlobalSantaFe’s approval, adopt any method that it deems equitable and practicable to effect the distribution, including a sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount GlobalSantaFe or the depositary is required to withhold on account of taxes.

Conversion and Exchange

If any preference shares underlying the depositary shares are subject to provisions relating to their conversion or exchange as described in the prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares in accordance with those provisions.

Redemption of Depositary Shares

Whenever GlobalSantaFe redeems a preference share held by the depositary, the depositary will redeem on the same redemption date a proportionate number of depositary shares representing the preference shares redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of preference shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as GlobalSantaFe may determine.

Voting

Upon receipt of notice of any meeting at which the holders of the preference shares underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preference shares, may then instruct the depositary as to the exercise of the voting rights pertaining to the number of preference shares underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of preference shares underlying the depositary shares in accordance with the instructions, and GlobalSantaFe will agree to take all reasonable action that the depositary deems necessary to enable the depositary to do so. The depositary will abstain from voting the preference shares to the extent that it does not receive specific written instructions from holders of depositary shares representing the preference shares.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preference shares; or

•	the depositary receives notice of any meeting at which holders of preference shares are entitled to vote or of which holders of preference shares are entitled to notice, or of the mandatory conversion of or any election by GlobalSantaFe to call for the redemption of any preference shares the depositary will in each instance fix a record date, which will be the same as the record date for the preference shares, for the determination of the holders of depositary receipts:

•	who will be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Amendment and Termination of the Deposit Agreement

GlobalSantaFe and the depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that adversely alters the rights of holders of depositary shares in any material respect will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by GlobalSantaFe or by the depositary only if all outstanding depositary shares have been redeemed or if a final distribution on the underlying preference shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of GlobalSantaFe.

Charges of Depositary

GlobalSantaFe will pay all charges of the depositary, including:

•	charges in connection with the initial deposit of the preference shares;

•	the initial issuance of the depositary receipts;

•	the distribution of information to the holders of depositary receipts with respect to matters on which preference shares are entitled to vote; and

•	withdrawals of the preference shares by the holders of depositary receipts or upon redemption or conversion of the preference shares.

Holders of depositary shares will pay taxes (including any transfer taxes) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of those holders.

Resignation and Removal of Depositary

The depositary may at any time resign or be removed by GlobalSantaFe. Any resignation or removal will become effective upon the acceptance by the depositary’s successor of its appointment. If GlobalSantaFe has not appointed a successor depositary and the successor depositary has not accepted its appointment within 60 days after the depositary delivered a resignation notice to GlobalSantaFe, the depositary may terminate the deposit agreement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of ordinary shares, preference shares, debt securities or other securities of us or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and we urge you to read the warrant certificate and warrant agreement for provisions that may be important to you.

The prospectus supplement relating to any warrants GlobalSantaFe is offering will include specific terms relating to the offering. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, ordinary shares, preference shares, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that GlobalSantaFe may offer and sell by this prospectus. The applicable prospectus supplement will describe the terms of any securities purchase contracts or securities purchase units and, if applicable, prepaid securities purchase contracts. That description will not be complete. For more information, you are urged to review the securities purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those securities purchase contracts or securities purchase units and any prepaid securities purchase contracts and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before GlobalSantaFe issues any securities purchase contracts or securities purchase units and, if applicable, prepaid securities purchase contracts. Material United States federal income tax considerations applicable to the securities purchase contracts and the securities purchase units will also be discussed in the prospectus supplement.

Stock Purchase Contracts and Stock Purchase Units

GlobalSantaFe may issue stock purchase contracts, including contracts obligating holders to purchase from GlobalSantaFe, and GlobalSantaFe to sell to the holders, or for GlobalSantaFe to issue in exchange for other securities, a specified number of ordinary shares or preference shares of GlobalSantaFe (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per ordinary share or preference share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

GlobalSantaFe may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contract, any combination of:

•	senior debt securities or subordinated debt securities of GlobalSantaFe; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require GlobalSantaFe to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances GlobalSantaFe may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

GlobalSantaFe may issue debt purchase contracts, including contracts obligating holders to purchase from GlobalSantaFe, and GlobalSantaFe to sell to the holders, or for GlobalSantaFe to issue in exchange for other securities, a specified principal amount of debt securities at a future date or dates or upon the occurrence of specified events. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contract and, as security for the holder’s obligation to purchase the securities under the debt purchase contract, any combination of:

•	senior debt securities or subordinated debt securities of GlobalSantaFe; or

•	debt obligations of third parties, including U.S. Treasury securities.

The debt purchase contracts may require GlobalSantaFe to make periodic payments to the holders of the debt purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the offered securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the offered securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

The validity of the offered securities and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

INDEPENDENT ACCOUNTANTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of GlobalSantaFe Corporation for the three-month periods ended March 31, 2003 and 2002, and the three-month and six-month periods ended June 30, 2003 and 2002, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2003 and August 8, 2003 incorporated by reference herein, state that they did not audit and they do not express opinions on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth expenses payable by GlobalSantaFe in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$80,900
Printing expense.	100,000
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Fees and expenses of trustee and counsel	30,000
Rating agency fees	200,000
Miscellaneous	39,100

Total	$700,000

Item 15.    Indemnification of Directors and Officers

Cayman Islands Law

Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud, willful neglect or willful default. Our Amended and Restated Articles of Association (“Articles of Association”) make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on our part to the fullest extent allowed by law.

Amended and Restated Articles of Association

Article XXVII of our Articles of Association provide that:

We will indemnify, except in respect of willful default or fraud, to the full extent at the date such Articles of Association were adopted or thereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of us), by reason of his acting as, or having in the past acted as, a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, us (including his serving for, on behalf of or at the request of us as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by us) against any expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. We shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent at the date such Articles of Association were adopted or thereafter permitted by law.

Our board of directors may, notwithstanding any interest of the directors in such action, authorize us to purchase and maintain insurance on behalf of any person described in Section 27.1(a) of Article XXVII, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of Article XXVII.

The provisions of Article XXVII will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of such Articles of Association, whether arising from acts or omissions to act occurring before or after the adoption of such Articles of Association. The provisions of Article XXVII will be deemed to be a contract between us and each director, officer, employee or agent who serves in such capacity at any time while Article XXVII and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of Article XXVII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions thereof. The rights of indemnification and advancement of expenses provided in Article XXVII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such officer, director, employee or agent may otherwise be entitled or permitted by contract, vote of shareholders or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being our policy that indemnification of the specified individuals, except in respect of willful default or fraud, shall be made to the fullest extent permitted by law.

We maintain Directors and Officers Liability Insurance coverage that reimburses sums paid by us as indemnification to our directors and officers against specific liabilities. Except for some policy terms, conditions and exclusions, such Directors and Officers Liability Insurance covers losses that the insureds become legally obligated to pay because of claims first made against the insureds. These claims must be made during the policy period and result from wrongful acts that are actually or allegedly caused, committed or attempted by the insureds before the end of the policy period. Wrongful acts include any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers.

Indemnity Agreements

We are currently a party to indemnification agreements with each of our officers and directors. Under these agreements, we indemnify persons against specific liabilities due to their service as directors and/or officers. However, the actions that are the basis for the liabilities must have been made in good faith and with a reasonable belief that the actions were not opposed to our best interests. For criminal proceedings, the director or officer must have had reasonable cause to believe his conduct was lawful. The indemnity agreements are binding agreements that may not be modified unless by a signed writing executed by us and the indemnitee.

Item 16.    Exhibits*

Exhibit No.	Exhibit

+1.1	Form of Underwriting Agreement for Debt Securities.

+1.2	Form of Underwriting Agreement for Ordinary Shares.

+1.3	Form of Underwriting Agreement for Convertible Debt Securities.

3.1	Amended and Restated Memorandum of Association of GlobalSantaFe Corporation, adopted by Special Resolution of the members effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2001).

3.2	Amended and Restated Articles of Association of GlobalSantaFe Corporation, adopted by Special Resolution of the shareholders effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2001).

Exhibit No.	Exhibit

4.1	Indenture dated as of February 1, 2003, between GlobalSantaFe Corporation and Wilmington Trust Company, as Trustee, relating to Debt Securities of GlobalSantaFe Corporation (incorporated herein by this reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2002).

+4.2	Form of Subordinated Indenture.

+5.1	Opinion of Baker Botts L.L.P.

+5.2	Opinion of Maples and Calder.

+12.1	Statement setting forth detail for Computation of Ratio of Earnings to Fixed Charges.

+15.1	Awareness Letter of PricewaterhouseCoopers LLP, Independent Accountants.

+23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

+23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

+23.3	Consent of Maples and Calder (included in Exhibit 5.2).

+24.1	Powers of Attorney for GlobalSantaFe Corporation.

+25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of Wilmington Trust Company, as Trustee.

*	GlobalSantaFe will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preference shares, warrants, depositary shares, securities purchase contracts, securities purchase units or prepaid securities purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv) any required opinion of counsel to GlobalSantaFe as to certain tax matters relative to the securities offered hereby and (v) any Statement of Eligibility and Qualification under the Trust Indenture Act as to the applicable trustee.
+	Filed herewith.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	With respect to the Subordinated Indenture referred to in Exhibit 4.2 to this Registration Statement, the undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “TIA”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 9, 2003.

GLOBALSANTAFE CORPORATION

By:	/s/ James L. McCulloch
James L. McCulloch Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 9, 2003.

SIGNATURE	TITLE

* (Jon A. Marshall)	President, Chief Executive Officer and Director (Principal Executive Officer)

* (W. Matt Ralls)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* (Michael R. Dawson)	Vice President and Controller (Principal Accounting Officer)

* (Robert E. Rose)	Chairman of the Board

* (Ferdinand A. Berger)	Director

* (Thomas W. Cason)	Director

* (Richard L. George)	Director

* (Khaled R. Al-Haroon)	Director

* (C. Russell Luigs)	Director

* (Edward R. Muller)	Director

* (Paul J. Powers)	Director

* (Maha A. R. Razzuqi)	Director

* (Stephen J. Solarz)	Director

* (Carroll W. Suggs)	Director

* (Nader H. Sultan)	Director

* (John L. Whitmire)	Director

**By:	/s/ James L. McCulloch
James L. McCulloch Attorney-in-fact

EXHIBIT INDEX*

Exhibit No.	Exhibit

+1.1	Form of Underwriting Agreement for Debt Securities.

+1.2	Form of Underwriting Agreement for Ordinary Shares.

+1.3	Form of Underwriting Agreement for Convertible Debt Securities.

3.1	Amended and Restated Memorandum of Association of GlobalSantaFe Corporation, adopted by Special Resolution of the members effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2001).

3.2	Amended and Restated Articles of Association of GlobalSantaFe Corporation, adopted by Special Resolution of the shareholders effective November 20, 2001 (incorporated herein by this reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2001).

4.1	Indenture dated as of February 1, 2003, between GlobalSantaFe Corporation and Wilmington Trust Company, as Trustee, relating to Debt Securities of GlobalSantaFe Corporation (incorporated herein by this reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2002).

+4.2	Form of Subordinated Indenture.

+5.1	Opinion of Baker Botts L.L.P.

+5.2	Opinion of Maples and Calder.

+12.1	Statement setting forth detail for Computation of Ratio of Earnings to Fixed Charges.

+15.1	Awareness Letter of PricewaterhouseCoopers LLP, Independent Accountants.

+23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

+23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

+23.3	Consent of Maples and Calder (included in Exhibit 5.2).

+24.1	Powers of Attorney for GlobalSantaFe Corporation.

+25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of Wilmington Trust Company, as Trustee.

*	GlobalSantaFe will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preference shares, warrants, depositary shares, securities purchase contracts, securities purchase units or prepaid securities purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv) any required opinion of counsel to GlobalSantaFe as to certain tax matters relative to the securities offered hereby and (v) any Statement of Eligibility and Qualification under the Trust Indenture Act as to the applicable trustee.
+	Filed herewith.